EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this registration statement on Amendment No. 4 on Form S-1 of our report dated March 31, 2017, except Note 5, dated August 21, 2017, relating to the financial statements of Applied Energetics, Inc. appearing in the prospectus, which is part of this registration statement. Our report includes an explanatory paragraph expressing substantial doubt regarding the Company’s ability to continue as a going concern. We also consent to the reference to us under the heading “Experts” in such prospectus.

/s/ RBSM LLP

New York, NY

October 31, 2017